EXHIBIT 11
                           FIRST FINANCIAL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE


                                                           For The
                                                      Three Months Ended
                                                            March 31
                                                     ---------------------
                                                      1996            1995
                                                     ------          -----
                                                     (In thousands, except
                                                        per share data)

PRIMARY EARNINGS PER SHARE

Income before extraordinary item                     $17,334         $10,827

Extraordinary item                                      (686)             --
                                                     -------         -------

Net income                                           $16,648         $10,827
                                                     =======         =======


Shares:

   Weighted average common shares
    outstanding                                       29,808          29,188
   Shares from assumed exercise of options
    (as determined by the treasury stock
    method)                                              631             774
                                                     -------         -------
   Common and common equivalent shares                30,439          29,962
                                                     =======         =======

Primary Earnings Per Common Share:

   Income before extraordinary item                  $  0.57         $  0.36
   Extraordinary item                                  (0.02)             --
                                                     -------         -------
   Net income                                        $  0.55         $  0.36
                                                     =======         =======


FULLY DILUTED EARNINGS PER SHARE

Income before extraordinary item                     $17,334         $10,827

Extraordinary item                                      (686)             --
                                                     -------         -------

Net income                                           $16,648         $10,827
                                                     =======         =======


Shares:

   Weighted average common shares
    outstanding                                       29,808          29,188
   Shares from assumed exercise of options
    (as determined by the treasury stock
    method)                                              636             790
                                                     -------         -------
   Common and common equivalent shares                30,444          29,978
                                                     =======         =======

Fully Diluted Earnings Per Common Share:

   Income before extraordinary item                  $  0.57         $  0.36
   Extraordinary item                                  (0.02)             --
                                                     -------         -------
   Net income                                        $  0.55         $  0.36
                                                     =======         =======

                                   Exhibit 27
                           First Financial Corporation
                           Article 9 of Regulation S-X